NUVEEN GLOBAL HIGH INCOME FUND N-2

Exhibit 99.(s)

Calculation of Filing Fee Tables

Form N-2

(Form Type)

Nuveen Global High Income Fund

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Shares, $0.01 par value per share, Preferred Shares	Rule 457(o)(1)	—	—	$1,012,410.19(1)	0.0001531	$155.00
	Other	Rights to purchase Common Shares(2)	—	—	—	—	—	—
Fees Previously Paid	Equity	Common Shares, $0.01 par value per share, Preferred Shares	—	—	—	—	—	—
	Other	Rights to purchase Common Shares(2)	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	Equity	Common Shares, $0.01 par value per share	—	—	—	—	—	—	—	—	—	—
	Total Offering Amounts					$1,012,410.19		$155.00
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$155.00

(1)	Estimated pursuant to Rule 457(o) under the Securities Act of 1933 (“Securities Act”) solely for purposes of determining the registration fee. The proposed maximum offering price per security will be determined from time to time by the Registrant in connection with the sale by the Registrant of the securities registered under this Registration Statement.
(2)	No separate consideration will be received by the Registrant. Any shares issued pursuant to an offering of rights to purchase Common Shares, including any shares issued pursuant to an over-subscription privilege or a secondary over-subscription privilege, will be shares registered under this Registration Statement.